Exhibit 99.1

SS Innovations Announces Chief Financial Officer Transition

Fort Lauderdale, FL – May 2, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the appointment of Arvind Palaniappan as the Company’s Interim Chief Financial Officer, effective May 1, 2025, pursuant to a planned leadership transition. Anup Sethi, SS Innovations’ departing CFO, will remain available to advise the Company prior to the appointment of a permanent CFO. SS Innovations has commenced a search process to identify and recruit a permanent successor for the CFO role.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We are pleased to appoint Arvind as the Interim CFO of SS Innovations. He is a seasoned financial and operations executive who brings us a wealth of accounting and financial management experience and expertise. We are confident in a seamless transition of responsibilities.”

Dr. Srivastava continued, “On behalf of the Board of Directors and executive team, I want to thank Anup for his financial leadership and many contributions to SS Innovations over the past seven years, including most recently in the role of CFO. He helped build strong accounting and finance functions that drove the growth of our business, supported the launch of more than 80 surgical robotic systems in India and overseas, and allowed us to transition from a high growth start up to a publicly-traded company. We mutually agreed that the milestone of the uplisting of our common stock to Nasdaq on April 25 provided an opportune time to commence the CFO transition. We are grateful that Anup has agreed to be an advisor during this transition period and wish him all the best in his next endeavors.”

About Mr. Palaniappan

Mr. Palaniappan is a Chartered Accountant with the Institute of Chartered Accountants, England and Wales with over 30 years of experience in accounting and financial management, risk and controls consulting, assurance and compliance and global business outsourcing process delivery. Since February 2020, he has been the principal of Trogon Consulting, a private consulting firm providing outsourced chief financial officer and risk management services to private and public clients. From 2006 to 2020, he occupied a number of executive positions, including Managing Director (Senior Operations Executive) for Accenture Solutions in India, where he provided various financial, management and operational oversight services with respect to Accenture Solutions, Indian delivery centers. His prior affiliations include Axis Consulting Services (part of the Ambit – RSM Group) in Bangalore, Intel Technologies India in Bangalore and Arthur Andersen in New Delhi. Mr. Palaniappan holds Bachelors and Masters of Commerce degrees from The Madras Christian College.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra Surgical Robotic System is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@equityny.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@equityny.com

Media Contact:

press@ssinnovations.org

T: (212) 739-0300